Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Articles of Incorporation

(Pursuant to NRS Chapter 78)

1.	Name of corporation: Organic Agricultural Company Limited

2.	Registered Agent for Service of Process: Commercial Registered Agent: United Corporate Services, Inc.

3.	Authorized Stock: Number of shares with par value: 75,000,000

 Par value per share: $0.001

4.	Names and Addresses of the Board of Directors:

Zhenai Shen

2305 Chuangxin Yilu, Gaoxin Jishu Dist., Harbin, China 150090

Wei Xu

2305 Chuangxin Yilu, Gaoxin Jishu Dist., Harbin, China 150090

5.	Purpose (optional): ___________________________

6.	Benefit Corporation: ☐ Yes

7.	Name, Address and Signature of Incorporation:

/s/ Robert Brantl

Robert Brantl

52 Mulligan Lane, Irvington, NY 10533

8.	Certificate of Acceptance of Appointment of Registered Agent:

By: /s/ Michael A. Barr, President Date: 4/16/2018

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ATTACHMENT TO

ARTICLES OF INCORPORATION

OF

ORGANIC AGRICULTURAL COMPANY LIMITED

Supplement to Item 3: Authorized Stock

3.	This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which this Corporation is authorized to issue is Seventy Four Million (74,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million (1,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Supplement to Item 4: Names and Addresses of the Board of Directors

4.	The third member of the Board of Directors is:

Jianjun Xun

6th Floor A, Chuangxin Yilu, No. 2305, Technology Chuanxincheng

Gaoxin Jishu Chanye Technology Development District

Harbin City, Heilongjiang Province 150090

People’s Republic of China

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